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                                                                   Exhibit 10(c)


FOR IMMEDIATE RELEASE


     New York, New York, April 1, 1998 -- Premier Parks Inc. (NYSE: PKS) today announced that it has completed its acquisition of Six Flags Entertainment Corporation from Time Warner Entertainment (TWE) and an investor group led by Boston Ventures. With this transaction, Premier Parks becomes the world's largest regional theme park operator. As part of the transaction, Premier and TWE also entered into a long-term licensing agreement that gives Premier the exclusive theme park rights in the U.S. and Canada to all of Warner Bros.' and DC Comics' animated cartoon and comic book characters, including Bugs Bunny, Daffy Duck, Tweety Bird, Yosemite Sam, Batman, Superman and others.

     "This transaction gives Premier a strong platform for superior long-term growth and increased profitability," said Kieran E. Burke, Chairman and CEO of Premier Parks. "We greatly value our relationship with Time Warner and are very excited about the potential to increase park attendance through the unmatched appeal of the Looney Tunes and DC Comics characters. With our exclusive focus on theme parks, proven operating expertise and the combined strengths of the Six Flags and Looney Tunes brands, we are very excited about the future of Premier Park," concluded Mr. Burke.

     As previously announced, Premier acquired Six Flags for $1.9 billion, including the assumption of approximately $890 million of Six Flags debt. Premier funded the acquisition with the proceeds of concurrent public offerings of over $1.3 billion in equity, including $994 million in common stock and $310 million in mandatorily convertible preferred stock, and approximately $1 billion in various note issues and bank facilities.

     Premier Parks Inc. is the largest regional theme park operator, and the second largest theme park company, in the world, based on 1997 attendance of approximately 37 million visitors. The Company operates 31 regional parks, including parks serving nine of the ten largest metropolitan areas in the U.S. and six locations in Europe.


Contact:
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James F. Dannhauser
Chief Financial Officer
(212) 599-4690